UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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Seagate Technology Public Limited Company
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Seagate Technology Public Limited Company
38/39 Fitzwilliam Square

Dublin 2

Ireland

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2013 ANNUAL GENERAL MEETING OF
SHAREHOLDERS
TO BE HELD ON OCTOBER 30, 2013

This proxy statement supplement, dated October 8, 2013 (the “Supplement”), supplements the proxy statement dated September 11, 2013 (the “Proxy Statement”) previously made available to the shareholders of Seagate Technology Public Limited Company (“Seagate” or the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the 2013Annual General Meeting of Shareholders (the “2013 Annual General Meeting”) of the Company to be held on Wednesday, October 30, 2013, at 9:30 a.m. Pacific Time, at our offices located at 10200 S. De Anza Blvd., Cupertino, CA, 95014.

On October 7, 2013, the Company and Samsung Electronics Co., Ltd., a company organized under the laws of the Republic of Korea (“Samsung”), entered into a Share Redemption Agreement (the “Share Redemption Agreement”) pursuant to which the Company will repurchase 32,700,000 Ordinary Shares of the Company (the “Redeemed Shares”) by way of redemption from Samsung at a price of $46.03 per share, for a total redemption price of $1,505,181,000 (the “Share Redemption Transaction”).  The Redeemed Shares will be cancelled immediately following the Share Redemption Transaction. The Share Redemption Transaction is part of the Company’s previously announced share repurchase program.  The purpose of this Supplement is to provide updated information resulting from the Share Redemption Transaction.

Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

NO CHANGE TO PRIOR RECOMMENDATION THAT DIRECTOR DR. JEONG STAND FOR RE-ELECTION

In connection with the entry into the Share Redemption Agreement, the Company and Samsung entered into an Amendment and Termination Agreement (the “Amendment and Termination Agreement”) amending and terminating the previously disclosed Shareholder Agreement, dated April 19, 2011 (the “Shareholder Agreement”), between the Company and Samsung.  Effective upon the closing of the Share Redemption Transaction, Samsung’s right to appoint one representative to the Board so long as Samsung and its affiliates continued to beneficially own at least 7% of the Company’s outstanding Ordinary Shares shall terminate.  Notwithstanding the termination of Samsung’s right to appoint a representative to the Board, there is no change to the Board’s recommendation that Dr. Seh-Woong Jeong be re-elected to the Board at the 2013 Annual General Meeting.

UPDATES REGARDING SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Immediately prior to the closing of the Share Redemption Transaction, Samsung beneficially owned 45,239,490 shares of the Company’s Ordinary Shares, which represented approximately 12.6% of the Company’s outstanding Ordinary Shares immediately prior to the Share Redemption Transaction. The Redeemed Shares represent approximately 9.1% of the Company’s total Ordinary Shares outstanding immediately prior to the closing of the Share Redemption Transaction. Immediately following the Share Redemption Transaction, Samsung will hold 12,539,490 Ordinary Shares, which will represent approximately 3.5% of the Company’s outstanding Ordinary Shares immediately following the Share Redemption Transaction. As a result of the Share Redemption Transaction, the percent of the Company’s outstanding Ordinary Shares beneficially owned by the Company’s shareholders (other than Samsung) will increase as a result of a lower number of shares of the Company’s Ordinary Shares outstanding immediately following the Share Redemption Transaction.

UPDATES REGARDING CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with the Company’s policy on Related Person Transactions, the Board and the Nominating and Corporate Governance Committee have approved the participation of the Company in the Share Redemption Transaction in accordance with the Company’s policy on Related Person Transactions. The Company has no knowledge that Dr. Jeong has any potential interest in the Share Redemption Transaction.

VOTING MATTERS

This Supplement does not change the proposals to be acted upon at the 2013 Annual General Meeting, which are described in the Proxy Statement. Your vote is very important. Whether or not you plan to attend the 2013 Annual General Meeting, we encourage you to read the Proxy Statement and this Supplement and vote as soon as possible.

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to revoke your vote. Proxy voting instructions already returned by shareholders (via Internet, telephone, or mail) will remain valid and will be voted at the 2013 Annual General Meeting unless revoked. Shares represented by proxies returned before the 2013 Annual General Meeting will be voted for the directors nominated by the Board of Directors as instructed.

Important information regarding how to vote your shares, including how to revoke proxies already cast, is available in the General Information section of the Proxy Statement.